Exhibit 4.1
An Amendment Agreement made as of the 31st day of July, 2007

Among

(1)
SIHITECH COMPANY LIMITED, a company with limited liability established and existing pursuant to the laws of the British Virgin Islands (BVI) whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(2)
MEGA CAPITAL GROUP SERVICES LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(3)
PROFIT LOYAL CONSULTANTS LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(4)
ELITE CONCORD INTERNATIONAL LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(5)
CHINA CENTURY HOLDINGS GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(6)
SHINING GROWTH INVESTMENT GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands; and

(7)
YUCHENG TECHNOLOGIES LIMITED, a company incorporated under the laws of the BVI whose registered office is at Room 1708, Dominion Centre 43-59 Queen's Road East, Wanchai, Hong Kong S.A.R., and successor to China Unistone Acquisition Corporation.

(9)	CHIH CHEUNG

(10)	JAMES LI

(11)	JAMES PREISSLER

Whereas

The Parties have signed an agreement for sale and purchase of shares of Ahead Billion Venture Limited and Port Wing Development Company Limited as of December 20, 2005, as amended (the SPA).

It is agreed that by this amendment, the SPA, as previously amended is confirmed and the following further amendments to the SPA are hereby agreed:

1.
Section 2.2(b)(ii)(1) is hereby amended to change the amounts “Five million ($5,000,000),…” to “Four million nine hundred sixty thousand ($4,960,000),…” and “…$34,500,000 in gross proceeds…” to “…$34,250,000 in gross proceeds…” It is agreed by the parties to the SPA that the CUAQ Sub and Vendors had substantially fulfilled their respective obligations under this provision to effect the warrant call, however, in connection with the reduction of the financing target there is a pro rata reduction in the additional purchase consideration.

3.	Section 2.3 is hereby modified by deleting the introduction up until the table of years, and substituting the following:

“After the Closing, as additional Purchase Consideration to the Vendors for the acquisition of Sihitech BVI and e-Channels BVI, the Vendors on a pro rata basis, based on the amount of consideration shares issued on November 24, 2006, will be entitled to receive an aggregate of 952,832 shares of stock of CUAQ Sub each year, for four years beginning in calendar year 2008, if CUAQ Sub achieves net profits of the following scheduled amounts according to the financial statements audited each year in accordance with U.S. GAAP, where “net income” shall be determined for this purpose only, as net income determined on the basis of U.S. GAAP, plus the amortization expenses related to the acquisition of e-Channels:”

4.	The Parties agree that except as amended hereby, the provisions of the SPA, as previously amended, are confirmed and shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

For and on behalf of	For and on behalf of
Sihitech Company Limited	Elite Concord International Limited

By: /s/ HONG Weidong	By: /s/ ZENG Shuo
Name: HONG Weidong	Name: ZENG Shuo
Title: Authorized Representative	Title: Authorized Representative

For and on behalf of	For and on behalf of
Mega Capital Group Services Limited	China Century Holdings Group Limited

By: /s/ WANG Yanmei	By: /s/ ZHONG Mingchang
Name: WANG Yanmei	Name: ZHONG Mingchang
Title: Authorized Representative	Title: Authorized Representative

For and on behalf of	For and on behalf of
Profit Loyal Consultants Limited	Shinning Growth Investment Group Limited

By: /s/ MA Gehua	By: /s/ WANG Yi
Name: MA Gehua	Name: WANG Yi
Title: Authorized Representative	Title: Authorized Representative

For and on behalf of
/s/ Chih Cheung	Yucheng Technologies Limited
Chih Cheung
By: /s/ Chih Cheung
Name: Chih Cheung
/s/ James Preissler	Title: Director
James Preissler
/s/ James Li
James Li